                             ARTICLES OF INCORPORATION
                                         OF
                          MERRILL ACQUISITION CORPORATION

     The undersigned incorporator, being a natural person, eighteen years of age or older, in order to form a corporate entity under Minnesota Statutes, Chapter 302A, adopts the following Articles of Incorporation:

                                   ARTICLE I.

     The name of this corporation is Merrill Acquisition Corporation (the "Company").

                                  ARTICLE II.

     The registered office of the Company in Minnesota is: One Merrill Circle, Energy Park, St. Paul, Minnsota 55108.

                                  ARTICLE III.

     The aggregate number of shares of stock which the Company shall have authority to issue is ten thousand (10,000) shares, all of which shall be designated common stock, $0.01 par value (the "Common Stock"). Shares of Common Stock of the Company acquired by the Company shall become authorized but unissued shares and may be reissued as provided in these Articles of Incorporation.

                                  ARTICLE IV.

     The name and address of the incorporator of this Company are:

               NAME                        ADDRESS

               Deanna Counsell             Oppenheimer Wolff & Donnelly LLP
                                           45 South Seventh Street
                                           Suite 3400, Plaza VII
                                           Minneapolis, MN  55402

                                   ARTICLE V.

     No shareholder of this Company shall have any cumulative voting rights.

                                  ARTICLE VI.

     No shareholder of this Company shall have any preemptive rights by virtue of Section 302A.413 of the Minnesota Statutes (or similar provisions of future law) to subscribe for,


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purchase or acquire any shares of the Company of any class, whether unissued or now or hereafter authorized, or any obligations or other securities convertible into or exchangeable for any such shares.

                                  ARTICLE VII.

     Any action required or permitted to be taken at a meeting of the Board of Directors of this Company may be taken by written action signed by the number of directors that would be required to take such action at a meeting of the Board of Directors at which all directors are present.

                                 ARTICLE VIII.

     No director of this Company shall be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article VIII shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under
Section 302A.559 or Section 80A.23 of the Minnesota Statutes, as amended, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the effective date of this Article VIII. If the Section 302A of the Minnesota Statutes is hereinafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company in addition to the limitation and elimination of personal liability provided herein, shall be eliminated or limited to the fullest extent permitted by the Minnesota Statutes, as so amended. No amendment to or repeal of this Article VIII shall apply to, or have any effect on, the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

                                  ARTICLE IX.

     The Company shall indemnify its officers and directors to the fullest extent permissable under the provisions of Chapter 302A of the Minnesota Statutes, as amended from time to time, or as required or permitted by other provisions of law. Any repeal or modification of this Article IX will be prospective only and will not adversely affect any right to indemnification of a director or officer of the Company existing at the time of such repeal or modification.

       IN WITNESS WHEREOF, I have hereunto set my hand this 30th day of January, 1998.


INCORPORATOR

/s/ Deanna Counsell
---------------------------
Deanna Counsell


                                       2
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                          MINNESOTA SECRETARY OF STATE
                     AMENDMENT OF ARTICLES OF INCORPORATION

 BEFORE COMPLETING THIS FORM, PLEASE READ INSTRUCTIONS LISTED BELOW.

 CORPORATE NAME: (List the name of the company prior to any desired name change)

 Merrill Acquisition Corporation
 -------------------------------------------------------------------------------

 This amendment is effective on the day it is filed with the Secretary of State, unless you indicate another date, no later than 30 days after filing with the Secretary of State. _________________________

 The following amendment(s) of articles regulating the above corporation were adopted: (Insert full text of newly amended article(s) indicating which article(s) is (are) being amended or added.) If the full text of the amendment will not fit in the space provided, attach additional numbered pages. (Total number of pages including this form 1.)

                                 ARTICLE I

      Article I of the Company's Articles of Incorporation is amended in its entirety to read as follows:

           The name of this corporation is Merrill/Executech, Inc. (the "Company").



 This amendment has been approved pursuant to MINNESOTA STATUTES CHAPTER 302A OR 317A. I certify that I am authorized to execute this amendment and I further certify that I understand that by signing this amendment, I am subject to the penalties of perjury as set forth in section 609.48 as if I had signed this amendment under oath.

                               /s/ Steven J. Machov
                               ------------------------------------------
                               Steven J. Machov, Secretary
                                    (Signature of Authorized Person)

--------------------------------------------------------------------------------
 INSTRUCTIONS                                 FOR OFFICE USE ONLY


 1.   Type or print with black ink.
 2.   A Filing Fee of:  $35.00, made
      payable to the Secretary of State
 3.   Return completed forms to:

      Secretary of State
      180 State Office Building
      100 Constitution Ave.
      St. Paul, MN 55155-1299
      (612) 296-2803